Exhibit 99.1

Bridgewater Bancshares, Inc. Announces Record Fourth Quarter 2021 Net Income of $12.5 Million, $0.39 Diluted Earnings Per Common Share

Bridgewater Bancshares, Inc. (Nasdaq: BWB) (the Company), the parent company of Bridgewater Bank (the Bank), today announced net income of $12.5 million for the fourth quarter of 2021, an 8.7% increase over net income of $11.5 million for the third quarter of 2021, and a 151.3% increase over net income of $5.0 million for the fourth quarter of 2020. Net income per diluted common share for the fourth quarter of 2021 was $0.39, a 1.2% decrease compared to $0.40 per diluted common share for the third quarter of 2021, and a 126.1% increase compared to $0.17 per diluted common share for the same period in 2020.

“Bridgewater reported a fourth consecutive quarter of record net income driven by the continuation of many of the same trends and momentum we created throughout 2021,” said Chairman, Chief Executive Officer, and President, Jerry Baack. “During the quarter, we continued to generate strong loan production and gather high-quality deposits across the Twin Cities market, leading to robust balance sheet growth. This level of consistent growth in today’s environment, along with a business model operating with a low 40% adjusted efficiency ratio, stable net interest margin and strong asset quality, remain key differentiators for us. As we look ahead to 2022, we expect to continue to leverage the ongoing M&A-related market disruption and our strengthening brand to drive additional balance sheet and revenue growth; make proactive investments in business scalability, automation and back-office functions; and maintain our highly efficient operating strategy. With a hard-working team of talented professionals supporting our clients every day and a strong capital and liquidity position, we are poised to build on our momentum into 2022 and beyond.”

The Company today also announced that its Board of Directors declared a quarterly cash dividend on its 5.875% Non-Cumulative Perpetual Preferred Stock, Series A ("Series A Preferred Stock"). The quarterly cash dividend of $36.72 per share, equivalent to $0.3672 per depositary share, each representing a 1/100th interest in a share of the Series A Preferred Stock (Nasdaq: BWBBP), is payable on March 1, 2022 to shareholders of record of the Series A Preferred Stock at the close of business on February 15, 2022.

Fourth Quarter 2021 Financial Results

			Diluted	Nonperforming	Adjusted
ROA	PPNR ROA (1)	ROE	earnings per share	assets to total assets	efficiency ratio (1)
1.46%	2.11%	13.27%	$0.39	0.02%	40.3%

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

Fourth Quarter 2021 Highlights

●	Diluted earnings per common share were $0.39 for the fourth quarter of 2021, compared to $0.40 per common share for the third quarter of 2021.

●	Payment of the Company’s first quarterly preferred stock dividend negatively impacted diluted earnings per common share by $0.04 in the fourth quarter of 2021, compared to no preferred stock dividend payment in the third quarter of 2021.

●	Annualized return on average assets (ROA) and annualized return on average shareholders’ equity (ROE) for the fourth quarter of 2021 were 1.46% and 13.27%, compared to ROA and ROE of 1.37% and 13.81%, respectively, for the third quarter of 2021. Annualized return on average tangible common equity, a non-GAAP financial measure, was 14.78% for the fourth quarter of 2021, compared to 15.47% for the third quarter of 2021.

●	Pre-provision net revenue (PPNR), a non-GAAP financial measure, was $18.1 million for the fourth quarter of 2021, compared to $17.5 million for the third quarter of 2021. PPNR ROA, a non-GAAP financial measure, was 2.11% for the fourth quarter of 2021, compared to 2.09% for the third quarter of 2021.

●	Gross loans increased $107.5 million in the fourth quarter of 2021, or 15.7% annualized, compared to the third quarter of 2021. Gross loans, excluding Paycheck Protection Program (PPP) loans, increased $135.5 million in the fourth quarter of 2021, or 20.2% annualized, compared to the third quarter of 2021.

●	Deposits increased $92.1 million in the fourth quarter of 2021, or 12.8% annualized, compared to the third quarter of 2021.

●	Net interest margin (on a fully tax-equivalent basis) was 3.51% for the fourth quarter of 2021, compared to 3.54% in the third quarter of 2021. Core net interest margin (on a fully tax-equivalent basis), a non-GAAP financial measure which excludes the impact of loan fees and PPP balances, interest, and fees, expanded 3 basis points from 3.22% in the third quarter of 2021 to 3.25% in the fourth quarter of 2021.

●	The adjusted efficiency ratio, a non-GAAP financial measure which excludes the impact of certain non-routine income and expenses from noninterest expense, was 40.3% for the fourth quarter of 2021, compared to 41.5% for the third quarter of 2021.

●	A loan loss provision of $1.2 million was recorded in the fourth quarter of 2021 to support strong organic loan growth. The allowance for loan losses to total loans was 1.42% at December 31, 2021, compared to 1.43% at September 30, 2021. The allowance for loan losses to total loans, excluding PPP loans, was 1.43% at December 31, 2021, compared to 1.46% at September 30, 2021.

●	Annualized net loan charge-offs as a percentage of average loans were 0.00% for both the fourth quarter of 2021, and the third quarter of 2021.

●	Tangible book value per share, a non-GAAP financial measure, increased $0.36, or 13.6% annualized, to $10.98 at December 31, 2021, compared to $10.62 at September 30, 2021.

Annual 2021 Highlights

●	Diluted earnings per common share for the year ended December 31, 2021 were $1.54, a 64.8% increase, compared to $0.93 for the year ended December 31, 2020.

●	PPNR, a non-GAAP financial measure, was $67.1 million for the year ended December 31, 2021, an increase of 22.7%, compared to $54.7 million for the year ended December 31, 2020. PPNR ROA, a non-GAAP financial measure, was 2.10% for the year ended December 31, 2021, compared to 2.09% for the year ended December 31, 2020.

●	Gross loans increased $493.0 million at December 31, 2021, or 21.2%, compared to December 31, 2020. Excluding PPP loans, gross loans increased 27.7%, at December 31, 2021, compared to December 31, 2020.

●	Deposits increased $444.6 million at December 31, 2021, or 17.8%, compared to December 31, 2020.

●	Net interest margin (on a fully tax-equivalent basis) was 3.54% for the year ended December 31, 2021, compared to 3.46% for the year ended December 31, 2020. Core net interest margin (on a fully tax-equivalent basis), a non-GAAP financial measure, for the year ended December 31, 2021 was 3.28%, compared to 3.25% for the year ended December 31, 2020.

●	The adjusted efficiency ratio, a non-GAAP financial measure, was 41.0% for the year ended December 31, 2021, compared to 40.5% for the year ended December 31, 2020.

●	Net loan charge-offs as a percentage of average loans were 0.00% for the year ended December 31, 2021, compared to 0.02% for the year ended December 31, 2020.

●	The ratio of nonperforming assets to total assets was 0.02% at December 31, 2021, compared to 0.03% at December 31, 2020.

●	Tangible book value per share, a non-GAAP financial measure, increased 17.9%, or $1.66, to $10.98 at December 31, 2021, compared to $9.31 at December 31, 2020.

Key Financial Measures

	As of and for the Three Months Ended			As of and for the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Per Common Share Data
Basic Earnings Per Share	$0.41	$0.41	$0.18	$1.59	$0.95
Diluted Earnings Per Share	0.39	0.40	0.17	1.54	0.93
Adjusted Diluted Earnings Per Share (1)	0.39	0.41	0.32	1.55	1.12
Book Value Per Share	11.09	10.73	9.43
Tangible Book Value Per Share (1)	10.98	10.62	9.31
Basic Weighted Average Shares Outstanding	28,004,334	28,047,280	28,179,768	28,027,454	28,582,064
Diluted Weighted Average Shares Outstanding	29,038,785	29,110,547	28,823,384	28,968,286	29,170,220
Shares Outstanding at Period End	28,206,566	28,066,822	28,143,493

Selected Performance Ratios
Return on Average Assets (Annualized)	1.46%	1.37%	0.70%	1.43%	1.04%
Pre-Provision Net Revenue Return on Average Assets (Annualized) (1)	2.11	2.09	2.30	2.10	2.09
Return on Average Shareholders' Equity (Annualized)	13.27	13.81	7.45	14.45	10.51
Return on Average Tangible Common Equity (Annualized) (1)	14.78	15.47	7.55	15.45	10.65
Yield on Interest Earning Assets	4.06	4.14	4.46	4.16	4.51
Yield on Total Loans, Gross	4.49	4.65	4.89	4.60	4.90
Cost of Interest Bearing Liabilities	0.86	0.88	1.24	0.93	1.53
Cost of Total Deposits	0.45	0.48	0.69	0.51	0.93
Net Interest Margin (2)	3.51	3.54	3.61	3.54	3.46
Core Net Interest Margin (1)(2)	3.25	3.22	3.29	3.28	3.25
Efficiency Ratio (1)	40.8	43.9	59.0	42.0	49.0
Adjusted Efficiency Ratio (1)	40.3	41.5	36.6	41.0	40.5
Noninterest Expense to Average Assets (Annualized)	1.45	1.58	2.16	1.51	1.73
Adjusted Noninterest Expense to Average Assets (Annualized) (1)	1.43	1.49	1.34	1.47	1.44
Loan to Deposit Ratio	95.7	95.0	93.0
Core Deposits to Total Deposits (3)	85.4	83.3	78.1
Tangible Common Equity to Tangible Assets (1)	8.91	8.81	8.96

Capital Ratios (Bank Only) (4)
Tier 1 Leverage Ratio	11.09%	10.96%	10.89%
Common Equity Tier 1 Risk-based Capital Ratio	11.69	11.88	12.12
Tier 1 Risk-based Capital Ratio	11.69	11.88	12.12
Total Risk-based Capital Ratio	12.94	13.13	13.37

Capital Ratios (Consolidated) (4)
Tier 1 Leverage Ratio	10.82%	10.70%	9.28%
Common Equity Tier 1 Risk-based Capital Ratio	9.36	9.47	10.35
Tier 1 Risk-based Capital Ratio	11.43	11.65	10.35
Total Risk-based Capital Ratio	15.55	15.93	14.58

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.
(2)	Amounts calculated on a tax-equivalent basis using the statutory federal tax rate of 21%.
(3)	Core deposits are defined as total deposits less brokered deposits and certificates of deposit greater than $250,000.
(4)	Preliminary data. Current period subject to change prior to filings with applicable regulatory agencies.

Selected Financial Data

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2021	2021	2021	2021	2020
Selected Balance Sheet Data
Total Assets	$3,477,659	$3,389,125	$3,162,612	$3,072,359	$2,927,345
Total Loans, Gross	2,819,472	2,712,012	2,594,186	2,426,123	2,326,428
Allowance for Loan Losses	40,020	38,901	37,591	35,987	34,841
Goodwill and Other Intangibles	3,105	3,153	3,200	3,248	3,296

Deposits	2,946,237	2,854,157	2,720,906	2,638,654	2,501,636
Tangible Common Equity (1)	309,653	298,135	287,630	275,923	262,109
Total Shareholders' Equity	379,272	367,803	290,830	279,171	265,405
Average Total Assets - Quarter-to-Date	3,403,270	3,332,301	3,076,712	2,940,262	2,816,032
Average Shareholders' Equity - Quarter-to-Date	374,035	330,604	286,311	272,729	265,716

(1)Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands)	2021	2021	2020	2021	2020
Selected Income Statement Data
Interest Income	$33,775	$33,517	$30,699	$128,879	$114,826
Interest Expense	4,622	4,844	5,858	19,370	26,862
Net Interest Income	29,153	28,673	24,841	109,509	87,964
Provision for Loan Losses	1,150	1,300	3,900	5,150	12,750
Net Interest Income after Provision for Loan Losses	28,003	27,373	20,941	104,359	75,214
Noninterest Income	1,288	1,410	986	5,309	5,839
Noninterest Expense	12,459	13,236	15,258	48,095	45,387
Income Before Income Taxes	16,832	15,547	6,669	61,573	35,666
Provision for Income Taxes	4,318	4,038	1,690	15,886	8,472
Net Income	12,514	11,509	4,979	45,687	27,194
Preferred Stock Dividends	(1,171)	—	—	(1,171)	—
Net Income Available to Common Shareholders	$11,343	$11,509	$4,979	$44,516	$27,194

Income Statement

Net Interest Income

Net interest income was $29.2 million for the fourth quarter of 2021, an increase of $480,000, or 1.7%, from $28.7 million in the third quarter of 2021, and an increase of $4.3 million, or 17.4%, from $24.8 million in the fourth quarter of 2020. The linked-quarter and year-over-year increases in net interest income were primarily due to growth in average interest earning assets and lower rates paid on deposits, offset partially by declining yields on loans. Average interest earning assets were $3.32 billion for the fourth quarter of 2021, an increase of $86.3 million, or 2.7%, from $3.23 billion for the third quarter of 2021, and an increase of $561.1 million, or 20.3%, from $2.76 billion for the fourth quarter of 2020. The linked-quarter increase in average interest earning assets was primarily due to continued strong organic growth in the loan portfolio, offset partially by the payoff of PPP loans and the reduction of cash balances. The year-over-year increase in average interest earning assets was primarily due to increased cash balances, continued purchases of investment securities, and strong organic growth in the loan portfolio, offset partially by the payoff of PPP loans.

Net interest margin (on a fully tax-equivalent basis) for the fourth quarter of 2021 was 3.51%, a 3 basis point decrease from 3.54% in the third quarter of 2021, and a 10 basis point decrease from 3.61% in the fourth quarter of 2020. Core net interest margin (on a fully tax-equivalent basis), a non-GAAP financial measure which excludes the impact of loan fees and PPP balances, interest, and fees, for the fourth quarter of 2021 was 3.25%, a 3 basis point increase from 3.22% in the third quarter of 2021, and a 4 basis point decline from 3.29% in the fourth quarter of 2020.

As the PPP loan portfolio pays down, the recognition of fees associated with the originations has benefited net interest margin for each of the past four quarters. The SBA has been forgiving PPP loans, which has accelerated the recognition of PPP fees starting in the fourth quarter of 2020 and continuing through the fourth quarter of 2021. The Company recognized $958,000 of PPP origination fees during the fourth quarter of 2021, compared to $1.6 million during the third quarter of 2021. The elevated fee recognition is illustrated in the 10.51% PPP loan yield for the fourth quarter of 2021, compared to 9.15% for the third quarter of 2021. Remaining PPP origination fees to be recognized as of December 31, 2021 were $898,000.

The following table summarizes PPP loan originations and net origination fees as of December 31, 2021:

	Originated		Outstanding		Program Lifetime
	Number	Principal	Number	Principal	Net Origination	Net Origination
(dollars in thousands)	of Loans	Balance	of Loans	Balance	Fees Generated	Fees Earned
Round One PPP Loans	1,200	$181,600	17	$1,109	$5,706	$5,698
Round Two PPP Loans	651	78,386	136	25,053	3,544	2,654
Totals	1,851	$259,986	153	$26,162	$9,250	$8,352

Interest income was $33.8 million for the fourth quarter of 2021, an increase of $258,000, or 0.8%, from $33.5 million in the third quarter of 2021, and an increase of $3.1 million, or 10.0%, from $30.7 million in the fourth quarter of 2020. The yield on interest earning assets (on a fully tax-equivalent basis) was 4.06% in the fourth quarter of 2021, compared to 4.14% in the third quarter of 2021, and 4.46% in the fourth quarter of 2020. The linked-quarter decrease in the yield on interest earning assets was primarily due to the historically low interest rate environment resulting in a lower core loan yield, as well as lower PPP origination fees recognized during the period. The year-over-year decline in the yield on interest earning assets was primarily due to excess cash balances and the historically low interest rate environment resulting in lower loan and security yields.

Loan interest income and loan fees remain the primary contributing factors to the changes in yield on interest earning assets. The aggregate loan yield, excluding PPP loans, decreased to 4.41% in the fourth quarter of 2021, which was 10 basis points lower than 4.51% in the third quarter of 2021, and 46 basis points lower than 4.87% in the fourth quarter of 2020. While loan fees have maintained a relatively stable contribution to the aggregate loan yield, the historically low yield curve has resulted in a declining core yield on loans in comparison to both prior periods.

A summary of interest and fees recognized on loans, excluding PPP loans, for the periods indicated is as follows:

	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Interest	4.20%	4.28%	4.37%	4.50%	4.59%
Fees	0.21	0.23	0.17	0.22	0.28
Yield on Loans, Excluding PPP Loans	4.41%	4.51%	4.54%	4.72%	4.87%

Interest expense was $4.6 million for the fourth quarter of 2021, a decrease of $222,000, or 4.6%, from $4.8 million in the third quarter of 2021, and a decrease of $1.2 million, or 21.1%, from $5.9 million in the fourth quarter of 2020. The cost of interest bearing liabilities declined 2 basis points on a linked-quarter basis from 0.88% in the third quarter of 2021 to 0.86% in the fourth quarter of 2021, primarily due to lower rates paid on deposits. On a year-over-year basis, the cost of interest bearing liabilities decreased 38 basis points from 1.24% in the fourth quarter of 2020 to 0.86% in the fourth quarter of 2021, primarily due to lower rates paid on deposits, the payoff of the Company’s notes payable, and the early extinguishment of $94.0 million of longer term FHLB advances, offset partially by strong growth of interest bearing deposits and additional subordinated debentures.

Interest expense on deposits was $3.2 million for the fourth quarter of 2021, a decrease of $176,000, or 5.2%, from $3.4 million in the third quarter of 2021, and a decrease of $838,000, or 20.5%, from $4.1 million in the fourth quarter of 2020. The cost of total deposits declined 3 basis points on a linked-quarter basis from 0.48% in the third quarter of 2021, and declined 24 basis points on a year-over-year basis from 0.69% in the fourth quarter of 2020, to 0.45% in the fourth quarter of 2021, primarily due to deposit rate cuts consistent with a lower rate environment and the continued downward repricing of time deposits.

A summary of the Company’s average balances, interest yields and rates, and net interest margin for the three months ended December 31, 2021, September 30, 2021, and December 31, 2020 is as follows:

	For the Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average	Interest	Yield/	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$146,744	$65	0.18%	$187,405	$67	0.14%	$79,896	$32	0.16%
Investment Securities:
Taxable Investment Securities	341,325	1,893	2.20	314,367	1,751	2.21	290,093	1,632	2.24
Tax-Exempt Investment Securities (1)	71,602	782	4.33	71,801	737	4.07	81,370	888	4.34
Total Investment Securities	412,927	2,675	2.57	386,168	2,488	2.56	371,463	2,520	2.70
Paycheck Protection Program Loans (2)	39,900	1,057	10.51	76,006	1,753	9.15	165,099	2,097	5.05
Loans (1)(2)	2,715,722	30,154	4.41	2,579,021	29,348	4.51	2,136,229	26,168	4.87
Total Loans	2,755,622	31,211	4.49	2,655,027	31,101	4.65	2,301,328	28,265	4.89
Federal Home Loan Bank Stock	5,310	59	4.39	5,701	68	4.65	6,856	92	5.35
Total Interest Earning Assets	3,320,603	34,010	4.06%	3,234,301	33,724	4.14%	2,759,543	30,909	4.46%
Noninterest Earning Assets	82,667			98,000			56,489
Total Assets	$3,403,270			$3,332,301			$2,816,032
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	$499,475	$548	0.43%	$479,580	$562	0.47%	$353,806	$420	0.47%
Savings and Money Market Deposits	803,848	876	0.43	801,354	904	0.45	538,030	1,003	0.74
Time Deposits	299,823	830	1.10	318,222	928	1.16	362,469	1,607	1.76
Brokered Deposits	404,438	987	0.97	440,167	1,023	0.92	433,037	1,049	0.96
Total Interest Bearing Deposits	2,007,584	3,241	0.64	2,039,323	3,417	0.66	1,687,342	4,079	0.96
Federal Funds Purchased	10	—	0.67	—	—	—	4,072	4	0.33
Notes Payable	—	—	—	—	—	—	11,000	105	3.77
FHLB Advances	44,185	162	1.46	54,130	213	1.56	99,196	551	2.21
Subordinated Debentures	92,189	1,219	5.25	91,337	1,214	5.27	73,696	1,119	6.04
Total Interest Bearing Liabilities	2,143,968	4,622	0.86%	2,184,790	4,844	0.88%	1,875,306	5,858	1.24%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	861,473			784,148			654,299
Other Noninterest Bearing Liabilities	23,794			32,759			20,711
Total Noninterest Bearing Liabilities	885,267			816,907			675,010
Shareholders' Equity	374,035			330,604			265,716
Total Liabilities and Shareholders' Equity	$3,403,270			$3,332,301			$2,816,032
Net Interest Income / Interest Rate Spread		29,388	3.20%		28,880	3.26%		25,051	3.22%
Net Interest Margin (3)			3.51%			3.54%			3.61%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities and Loans		(235)			(207)			(210)
Net Interest Income		$29,153			$28,673			$24,841

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%.
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

Provision for Loan Losses

The provision for loan losses was $1.2 million for the fourth quarter of 2021, a decrease of $150,000 from $1.3 million for the third quarter of 2021, and a decrease of $2.8 million from $3.9 million for the fourth quarter of 2020. The provision recorded in the fourth quarter of 2021 was primarily attributable to growth of the loan portfolio. The allowance for loan losses to total loans was 1.42% at December 31, 2021, compared to 1.43% at September 30, 2021, and 1.50% at December 31, 2020. The allowance for loan losses to total loans, excluding PPP loans, was 1.43% at December 31, 2021, compared to 1.46% at September 30, 2021, and 1.59% at December 31, 2020.

As an emerging growth company, the Company is not subject to Accounting Standards Update No. 2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments,“ or CECL, until January 1, 2023.

The following table presents the activity in the Company’s allowance for loan losses for the periods indicated:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands)	2021	2021	2020	2021	2020
Balance at Beginning of Period	$38,901	$37,591	$31,381	$34,841	$22,526
Provision for Loan Losses	1,150	1,300	3,900	5,150	12,750
Charge-offs	(37)	(20)	(463)	(74)	(517)
Recoveries	6	30	23	103	82
Balance at End of Period	$40,020	$38,901	$34,841	$40,020	$34,841

Noninterest Income

Noninterest income was $1.3 million for the fourth quarter of 2021, a decrease of $122,000 from $1.4 million for the third quarter of 2021, and an increase of $302,000 from $986,000 for the fourth quarter of 2020. The linked-quarter decrease was primarily due to decreased gains on sales of securities and letter of credit fees. The year-over-year increase was primarily due to increased letter of credit fees and bank-owned life insurance income.

The following table presents the major components of noninterest income for the periods indicated:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands)	2021	2021	2020	2021	2020
Noninterest Income:
Customer Service Fees	$274	$268	$251	$1,007	$826
Net Gain on Sales of Securities	—	48	30	750	1,503
Letter of Credit Fees	541	577	477	1,676	1,503
Debit Card Interchange Fees	149	143	118	563	428
Swap Fees	—	—	—	—	907
Bank-Owned Life Insurance	150	166	—	316	—
Other Income	174	208	110	997	672
Totals	$1,288	$1,410	$986	$5,309	$5,839

Noninterest Expense

Noninterest expense was $12.5 million for the fourth quarter of 2021, a decrease of $777,000 from $13.2 million for the third quarter of 2021, and a decrease of $2.8 million from $15.3 million for the fourth quarter of 2020. The linked-quarter decrease was primarily due to lower salaries and employee benefits related to higher bonus accruals in the third quarter of 2021, and $582,000 of debt prepayment fees associated with a partial early redemption of $11.3 million of subordinated debentures issued in July 2017 that occurred in the third quarter of 2021. The year-over-year decrease was primarily attributable to $5.6 million of debt prepayment fees associated with the early extinguishment of $69.0 million of FHLB term advances incurred in the fourth quarter of 2020, partially offset by an increase in salaries and employee benefits, and marketing and advertising expenses.

The following table presents the major components of noninterest expense for the periods indicated:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands)	2021	2021	2020	2021	2020
Noninterest Expense:
Salaries and Employee Benefits	$7,966	$8,309	$6,216	$30,889	$25,568
Occupancy and Equipment	939	942	979	3,916	3,258
FDIC Insurance Assessment	345	355	270	1,305	788
Data Processing	306	325	293	1,222	1,027
Professional and Consulting Fees	719	708	566	2,523	1,966
Information Technology and Telecommunications	554	598	397	2,163	1,374
Marketing and Advertising	469	418	143	1,487	788
Intangible Asset Amortization	48	48	48	191	191
Amortization of Tax Credit Investments	152	152	146	562	738
Debt Prepayment Fees	—	582	5,613	582	7,043
Other Expense	961	799	587	3,255	2,646
Totals	$12,459	$13,236	$15,258	$48,095	$45,387

The Company continues to add key talent across the organization, reaching 220 full-time equivalent employees at December 31, 2021, compared to 219 employees at September 30, 2021, and 183 employees at December 31, 2020.

The efficiency ratio, a non-GAAP financial measure, was 40.8% for the fourth quarter of 2021, compared to 43.9% for the third quarter of 2021, and 59.0% for the fourth quarter of 2020. Excluding the impact of certain non-routine income and expenses, the adjusted efficiency ratio, a non-GAAP financial measure, was 40.3% for the fourth quarter of 2021, 41.5% for the third quarter of 2021 and 36.6% for the fourth quarter of 2020. The efficiencies of the Company’s “branch-light” model have positioned the Company well, and going forward, provide more flexibility for the Company to make significant investments in technology as the industry adapts to evolving client behavior.

Income Taxes

The effective combined federal and state income tax rate for the fourth quarter of 2021 was 25.7%, a decrease from 26.0% for the third quarter of 2021 and an increase from 25.3% for the fourth quarter of 2020. The effective combined federal and state income tax rate for the year ended December 31, 2021 was 25.8%, compared to 23.8% for the year ended December 31, 2020.

Balance Sheet

Total assets at December 31, 2021 were $3.48 billion, a 2.6% increase from $3.39 billion at September 30, 2021, and an 18.8% increase from $2.93 billion at December 31, 2020. The linked-quarter increase in total assets was primarily due to strong organic loan growth, offset partially by a decrease in cash and cash equivalents. The year-over-year increase in total assets was primarily due to robust organic loan growth, as well as the continued purchases of investment securities.

Total gross loans at December 31, 2021 were $2.82 billion, an increase of $107.5 million, or 4.0%, over total gross loans of $2.71 billion at September 30, 2021, and an increase of $493.0 million, or 21.2%, over total gross loans of $2.33 billion at December 31, 2020. The increase in the loan portfolio during the fourth quarter of 2021 was primarily due to growth in the construction and land development, multifamily and CRE nonowner occupied segments, offset partially by the payoff of PPP loans. When excluding PPP loans, gross loans grew $135.5 million during the fourth quarter of 2021, or 20.2% on an annualized basis. The Company's continued strong loan growth has been driven by the expansion of its talented lending teams, PPP-related new client acquisitions, the strong, growing brand of the Bank in the Twin Cities market and the M&A-related market disruption in the Twin Cities resulting in client and banker acquisition opportunities.

The following table presents the dollar composition of the Company’s loan portfolio, by category, at the dates indicated:

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
(dollars in thousands)
Commercial	$360,169	$350,081	$321,474	$301,023	$304,220
Paycheck Protection Program	26,162	54,190	99,072	163,258	138,454
Construction and Land Development	281,474	257,167	251,573	193,372	170,217
Real Estate Mortgage:
1 - 4 Family Mortgage	305,317	290,535	277,943	294,964	294,479
Multifamily	910,243	865,172	790,275	665,415	626,465
CRE Owner Occupied	111,096	101,834	87,507	79,665	75,604
CRE Nonowner Occupied	818,569	786,271	758,101	720,396	709,300
Total Real Estate Mortgage Loans	2,145,225	2,043,812	1,913,826	1,760,440	1,705,848
Consumer and Other	6,442	6,762	8,241	8,030	7,689
Total Loans, Gross	2,819,472	2,712,012	2,594,186	2,426,123	2,326,428
Allowance for Loan Losses	(40,020)	(38,901)	(37,591)	(35,987)	(34,841)
Net Deferred Loan Fees	(9,535)	(10,199)	(11,450)	(11,273)	(9,151)
Total Loans, Net	$2,769,917	$2,662,912	$2,545,145	$2,378,863	$2,282,436

Total deposits at December 31, 2021 were $2.95 billion, an increase of $92.1 million, or 3.2%, over total deposits of $2.85 billion at September 30, 2021, and an increase of $444.6 million, or 17.8%, over total deposits of $2.50 billion at December 31, 2020. Deposit growth in the fourth quarter of 2021 was primarily due to an increase in noninterest bearing and interest bearing transaction deposits and savings and money market deposits, offset partially by declines in time deposits and brokered deposits. Similar to the loan portfolio, the growth in core deposits has been a result of successful new client and banker acquisition initiatives and the strong, growing brand of the Bank in the Twin Cities market. However, given the prospect for higher interest rates, management believes deposits could experience fluctuations in future periods.

The following table presents the dollar composition of the Company’s deposit portfolio, by category, at the dates indicated:

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
(dollars in thousands)
Noninterest Bearing Transaction Deposits	$875,084	$846,490	$758,023	$712,999	$671,903
Interest Bearing Transaction Deposits	544,789	488,785	432,123	433,344	366,290
Savings and Money Market Deposits	863,567	791,861	761,485	791,583	657,617
Time Deposits	293,474	309,824	321,857	344,581	353,543
Brokered Deposits	369,323	417,197	447,418	356,147	452,283
Total Deposits	$2,946,237	$2,854,157	$2,720,906	$2,638,654	$2,501,636

Capital

Total shareholders’ equity at December 31, 2021 was $379.3 million, an increase of $11.5 million, or 3.1%, over total shareholders’ equity of $367.8 million at September 30, 2021, and an increase of $113.9 million, or 42.9%, over total shareholders’ equity of $265.4 million at December 31, 2020. The linked-quarter increase was due to net income retained. The year-over-year increase was due to net income retained, the issuance of preferred stock and an increase in unrealized gains in the securities and derivatives portfolios.

During the fourth quarter of 2021, the Company repurchased 3,320 shares of its common stock. Shares were repurchased at a weighted average price of $16.36 for a total of $54,000. The Company remains committed to maintaining strong capital levels while enhancing shareholder value as it strategically executes its stock repurchase program in this fluid economic environment.

Tangible book value per share, a non-GAAP financial measure, was $10.98 as of December 31, 2021, an increase of 3.3% from $10.62 as of September 30, 2021, and an increase of 17.9% from $9.31 as of December 31, 2020. Tangible common equity as a percentage of tangible assets, a non-GAAP financial measure, was 8.91% at December 31, 2021, compared to 8.81% at September 30, 2021, and 8.96% at December 31, 2020.

Asset Quality

Annualized net charge-offs as a percent of average loans for both the third and fourth quarters of 2021 were 0.00%, compared to 0.08% for the fourth quarter of 2020. At December 31, 2021, the Company’s nonperforming assets, which include nonaccrual loans, loans past due 90 days and still accruing, and foreclosed assets, were $722,000, or 0.02% of total assets, as compared to $734,000, or 0.02% of total assets at September 30, 2021, and $775,000 or 0.03% of total assets at December 31, 2020.

The Company has increased oversight and analysis of all segments of the loan portfolio in response to the COVID-19 pandemic, especially in vulnerable industries such as hospitality and restaurants, to proactively monitor evolving credit risk. Loans that have potential weaknesses that warrant a watchlist risk rating at December 31, 2021 totaled $49.3 million, compared to $67.4 million at September 30, 2021, and $44.8 million at December 31, 2020. As the COVID-19 pandemic continues to evolve, the length and extent of the economic uncertainty may result in further watchlist or adverse classifications in the loan portfolio. Loans that warranted a substandard risk rating at December 31, 2021 totaled $22.6 million, compared to $7.7 million at September 30, 2021, and $15.2 million at December 31, 2020. The linked-quarter increase to substandard loans was primarily due to the migration of two relationships previously listed as watch and both negatively impacted by the pandemic. Management continues to actively work with the borrowers and closely monitor substandard credits.

The following table presents a summary of asset quality measurements at the dates indicated:

	As of and for the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2021	2021	2021	2021	2020
Selected Asset Quality Data
Loans 30-89 Days Past Due	$49	$18	$—	$—	$13
Loans 30-89 Days Past Due to Total Loans	0.00%	0.00%	0.00%	0.00%	0.00%
Nonperforming Loans	$722	$734	$761	$770	$775
Nonperforming Loans to Total Loans	0.03%	0.03%	0.03%	0.03%	0.03%
Foreclosed Assets	$—	$—	$—	$—	$—
Nonaccrual Loans to Total Loans	0.03%	0.03%	0.03%	0.03%	0.03%
Nonaccrual Loans and Loans Past Due 90 Days and Still Accruing to Total Loans	0.03	0.03	0.03	0.03	0.03
Nonperforming Assets (1)	$722	$734	$761	$770	$775
Nonperforming Assets to Total Assets (1)	0.02%	0.02%	0.02%	0.03%	0.03%
Allowance for Loan Losses to Total Loans	1.42	1.43	1.45	1.48	1.50
Allowance for Loan Losses to Total Loans, Excluding PPP Loans	1.43	1.46	1.50	1.59	1.59
Allowance for Loans Losses to Nonaccrual Loans	5,542.94	5,299.86	4,939.68	4,673.64	4,495.61
Net Loan Charge-Offs (Recoveries) (Annualized) to Average Loans	0.00	0.00	0.00	(0.01)	0.08

(1)	Nonperforming assets are defined as nonaccrual loans plus loans 90 days past due plus foreclosed assets.

The Company developed programs for clients who experienced business and personal disruptions due to the COVID-19 pandemic by providing interest-only modifications, loan payment deferrals, and extended amortization modifications. In accordance with interagency regulatory guidance and the CARES Act, qualifying loans modified in response to the COVID-19 pandemic are not considered troubled debt restructurings. The Company had 12 modified loans totaling $35.0 million outstanding as of December 31, 2021, representing 1.3% of the total loan portfolio, excluding PPP loans, which is down slightly from $35.4 million at September 30, 2021.

The following table presents a rollforward of loan modification activity, by modification type, from September 30, 2021 to December 31, 2021:

(dollars in thousands)	Interest-Only	Extended Amortization	Total
Principal Balance - Beginning of Period	$30,597	$4,764	$35,361
Modification Expired	(468)	—	(468)
Net Principal Advances (Payments)	120	(24)	96
Principal Balance - End of Period	$30,249	$4,740	$34,989

About the Company

Bridgewater Bancshares, Inc. (Nasdaq: BWB) is a St. Louis Park, Minnesota-based financial holding company. Bridgewater's banking subsidiary, Bridgewater Bank, is a premier, full-service Twin Cities bank dedicated to serving the diverse needs of commercial real estate investors, entrepreneurs, business clients and high-net-worth individuals. By pairing a range of deposit, lending and business services solutions with a responsive service model, Bridgewater has seen continuous growth and profitability. With total assets of $3.5 billion and seven branches as of December 31, 2021, Bridgewater is considered one of the largest locally led banks in the State of Minnesota, and has received numerous awards for its growth, banking services and esteemed corporate culture.

Investor Relations Contact:

Justin Horstman

Director of Investor Relations

investorrelations@bwbmn.com

952-542-5169

Use of Non-GAAP financial measures

In addition to the results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company routinely supplements its evaluation with an analysis of certain non-GAAP financial measures. The Company believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors to help them understand the Company’s operating performance and trends, and to facilitate comparisons with the performance of peers. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of non-GAAP disclosures used in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the negative effects of the ongoing COVID-19 pandemic, including its effects on the economic environment, our clients and our operations, including due to supply chain disruptions, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic; loan concentrations in our portfolio; the overall health of the local and national real estate market; our ability to successfully manage credit risk; business and economic conditions generally and in the financial services industry, nationally and within our market area, including rising rates of inflation; our ability to maintain an adequate level of allowance for loan losses; new or revised accounting standards, including as a result of the future implementation of the Current Expected Credit Loss standard; the concentration of large loans to certain borrowers; the concentration of large deposits from certain clients; our ability to successfully manage liquidity risk, especially in light of recent excess liquidity at the Bank; our dependence on non-core funding sources and our cost of funds; our ability to raise additional capital to implement our business plan; our ability to implement our growth strategy and manage costs effectively; developments and uncertainty related to the future use and availability of some reference rates, such as the London Interbank Offered Rate, as well as other alternative reference rates; the composition of our senior leadership team and our ability to attract and retain key personnel; talent and labor shortages and high rates of employee turnover; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; competition in the financial services industry, including from nonbank competitors such as credit unions and “fintech” companies; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us; the impact of recent and future legislative and regulatory changes, including changes to federal and state corporate tax rates; interest rate risk, including the effects of anticipated rate increases by the Federal Reserve; fluctuations in the values of the securities held in our securities portfolio; the imposition of tariffs or other governmental policies impacting the value of products produced by our commercial borrowers; severe weather, natural disasters, wide spread disease or pandemics (including the COVID-19 pandemic), acts of war or terrorism or other adverse external events; potential impairment to the goodwill we recorded in connection with our past acquisition; changes to U.S. or state tax laws, regulations and guidance, including recent proposals to increase the federal corporate tax rate; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets

(dollars in thousands, except share data)

	December 31,	September 30,	December 31,
	2021	2021	2020
	(Unaudited)	(Unaudited)
ASSETS
Cash and Cash Equivalents	$143,473	$189,502	$160,675
Bank-Owned Certificates of Deposit	1,876	1,877	2,860
Securities Available for Sale, at Fair Value	439,362	413,149	390,629
Loans, Net of Allowance for Loan Losses of $40,020 at December 31, 2021 (unaudited), $38,901 at September 30, 2021 (unaudited) and $34,841 at December 31, 2020	2,769,917	2,662,912	2,282,436
Federal Home Loan Bank (FHLB) Stock, at Cost	5,242	5,442	5,027
Premises and Equipment, Net	49,395	49,803	50,987
Accrued Interest	9,186	8,550	9,172
Goodwill	2,626	2,626	2,626
Other Intangible Assets, Net	479	527	670
Other Assets	56,103	54,737	22,263
Total Assets	$3,477,659	$3,389,125	$2,927,345

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Noninterest Bearing	$875,084	$846,490	$671,903
Interest Bearing	2,071,153	2,007,667	1,829,733
Total Deposits	2,946,237	2,854,157	2,501,636
Notes Payable	—	—	11,000
FHLB Advances	42,500	47,500	57,500
Subordinated Debentures, Net of Issuance Costs	92,239	92,153	73,739
Accrued Interest Payable	1,409	1,656	1,615
Other Liabilities	16,002	25,856	16,450
Total Liabilities	3,098,387	3,021,322	2,661,940

SHAREHOLDERS' EQUITY
Preferred Stock- $0.01 par value; Authorized 10,000,000
Preferred Stock - Issued and Outstanding 2,760,000 Series A shares ($25 liquidation preference) at December 31, 2021 (unaudited), 2,760,000 at September 30, 2021 (unaudited) and -0- at December 31, 2020	66,514	66,515	—
Common Stock- $0.01 par value; Authorized 75,000,000
Common Stock - Issued and Outstanding 28,206,566 at December 31, 2021 (unaudited), 28,066,822 at September 30, 2021 (unaudited) and 28,143,493 at December 31, 2020	282	281	281
Additional Paid-In Capital	104,123	103,471	103,714
Retained Earnings	199,347	188,004	154,831
Accumulated Other Comprehensive Income	9,006	9,532	6,579
Total Shareholders' Equity	379,272	367,803	265,405
Total Liabilities and Shareholders' Equity	$3,477,659	$3,389,125	$2,927,345

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income

(dollars in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans, Including Fees	$31,140	$31,049	$28,242	$118,845	$105,492
Investment Securities	2,511	2,333	2,333	9,576	8,720
Other	124	135	124	458	614
Total Interest Income	33,775	33,517	30,699	128,879	114,826

INTEREST EXPENSE
Deposits	3,241	3,417	4,079	13,842	19,813
Notes Payable	—	—	105	61	439
FHLB Advances	162	213	551	831	3,390
Subordinated Debentures	1,219	1,214	1,119	4,630	3,109
Federal Funds Purchased	—	—	4	6	111
Total Interest Expense	4,622	4,844	5,858	19,370	26,862

NET INTEREST INCOME	29,153	28,673	24,841	109,509	87,964
Provision for Loan Losses	1,150	1,300	3,900	5,150	12,750

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	28,003	27,373	20,941	104,359	75,214

NONINTEREST INCOME
Customer Service Fees	274	268	251	1,007	826
Net Gain on Sales of Available for Sale Securities	—	48	30	750	1,503
Other Income	1,014	1,094	705	3,552	3,510
Total Noninterest Income	1,288	1,410	986	5,309	5,839

NONINTEREST EXPENSE
Salaries and Employee Benefits	7,966	8,309	6,216	30,889	25,568
Occupancy and Equipment	939	942	979	3,916	3,258
Other Expense	3,554	3,985	8,063	13,290	16,561
Total Noninterest Expense	12,459	13,236	15,258	48,095	45,387

INCOME BEFORE INCOME TAXES	16,832	15,547	6,669	61,573	35,666
Provision for Income Taxes	4,318	4,038	1,690	15,886	8,472
NET INCOME	12,514	11,509	4,979	45,687	27,194
Preferred Stock Dividends	1,171	—	—	1,171	—
NET INCOME TO COMMON SHAREHOLDERS	$11,343	$11,509	$4,979	$44,516	$27,194

EARNINGS PER SHARE
Basic	$0.41	$0.41	$0.18	$1.59	$0.95
Diluted	0.39	0.40	0.17	1.54	0.93
Dividends Paid Per Common Share	—	—	—	—	—

Bridgewater Bancshares, Inc. and Subsidiaries
Analysis of Average Balances, Yields and Rates

(dollars in thousands, except per share data)

	For the Year Ended
	December 31, 2021			December 31, 2020
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$132,188	$199	0.15%	$80,113	$170	0.21%
Investment Securities:
Taxable Investment Securities	317,954	7,015	2.21	234,873	5,712	2.43
Tax-Exempt Investment Securities (1)	75,313	3,242	4.30	87,587	3,807	4.35
Total Investment Securities	393,267	10,257	2.61	322,460	9,519	2.95
Paycheck Protection Program Loans (2)	103,151	6,441	6.24	122,240	4,143	3.39
Loans (1)(2)	2,481,706	112,587	4.54	2,032,180	101,469	4.99
Total Loans	2,584,857	119,028	4.60	2,154,420	105,612	4.90
Federal Home Loan Bank Stock	5,571	259	4.65	8,866	444	5.01
Total Interest Earning Assets	3,115,883	129,743	4.16%	2,565,859	115,745	4.51%
Noninterest Earning Assets	73,917			51,720
Total Assets	$3,189,800			$2,617,579
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	$441,528	$2,052	0.46%	$295,036	$1,626	0.55%
Savings and Money Market Deposits	773,779	3,729	0.48	523,520	5,341	1.02
Time Deposits	323,638	4,099	1.27	374,195	7,806	2.09
Brokered Deposits	406,863	3,962	0.97	348,126	5,040	1.45
Total Interest Bearing Deposits	1,945,808	13,842	0.71	1,540,877	19,813	1.29
Federal Funds Purchased	2,479	6	0.24	7,239	111	1.53
Notes Payable	1,658	61	3.66	11,749	439	3.73
FHLB Advances	53,294	831	1.56	148,524	3,390	2.28
Subordinated Debentures	82,865	4,630	5.59	50,954	3,109	6.10
Total Interest Bearing Liabilities	2,086,104	19,370	0.93%	1,759,343	26,862	1.53%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	764,087			579,595
Other Noninterest Bearing Liabilities	23,372			19,905
Total Noninterest Bearing Liabilities	787,459			599,500
Shareholders' Equity	316,237			258,736
Total Liabilities and Shareholders' Equity	$3,189,800			$2,617,579
Net Interest Income / Interest Rate Spread		110,373	3.23%		88,883	2.98%
Net Interest Margin (3)			3.54%			3.46%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities		(864)			(919)
Net Interest Income		$109,509			$87,964

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Pre-Provision Net Revenue
Noninterest Income	$1,288	$1,410	$986	$5,309	$5,839
Less: Gain on sales of Securities	—	(48)	(30)	(750)	(1,503)
Total Operating Noninterest Income	1,288	1,362	956	4,559	4,336
Plus: Net Interest Income	29,153	28,673	24,841	109,509	87,964
Net Operating Revenue	$30,441	$30,035	$25,797	$114,068	$92,300

Noninterest Expense	$12,459	$13,236	$15,258	$48,095	$45,387
Less: Amortization of Tax Credit Investments	(152)	(152)	(146)	(562)	(738)
Less: Debt Prepayment Fees	—	(582)	(5,613)	(582)	(7,043)
Total Operating Noninterest Expense	$12,307	$12,502	$9,499	$46,951	$37,606

Pre-Provision Net Revenue	$18,134	$17,533	$16,298	$67,117	$54,694

Plus:
Non-Operating Revenue Adjustments	—	48	30	750	1,503
Less:
Provision for Loan Losses	1,150	1,300	3,900	5,150	12,750
Non-Operating Expense Adjustments	152	734	5,759	1,144	7,781
Provision for Income Taxes	4,318	4,038	1,690	15,886	8,472
Net Income	$12,514	$11,509	$4,979	$45,687	$27,194

Average Assets	$3,403,270	$3,332,301	$2,816,032	$3,189,800	$2,617,579
Pre-Provision Net Revenue Return on Average Assets	2.11%	2.09%	2.30%	2.10%	2.09%

	As of and for the Three Months Ended			As of and for the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Core Net Interest Margin
Net Interest Income (Tax-Equivalent Basis)	$29,388	$28,880	$25,051	$110,373	$88,883
Less: Loan Fees	(1,462)	(1,487)	(1,514)	(5,173)	(5,283)
Less: PPP Interest and Fees	(1,057)	(1,753)	(2,097)	(6,441)	(4,143)
Core Net Interest Income	$26,869	$25,640	$21,440	$98,759	$79,457

Average Interest Earning Assets	3,320,603	3,234,301	2,759,543	3,115,883	2,565,859
Less: Average PPP Loans	(39,900)	(76,006)	(165,099)	(103,151)	(122,240)
Core Average Interest Earning Assets	$3,280,703	$3,158,295	$2,594,444	$3,012,732	$2,443,619
Core Net Interest Margin	3.25%	3.22%	3.29%	3.28%	3.25%

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Efficiency Ratio
Noninterest Expense	$12,459	$13,236	$15,258	$48,095	$45,387
Less: Amortization of Intangible Assets	(48)	(48)	(48)	(191)	(191)
Adjusted Noninterest Expense	$12,411	$13,188	$15,210	$47,904	$45,196
Net Interest Income	$29,153	$28,673	$24,841	$109,509	$87,964
Noninterest Income	1,288	1,410	986	5,309	5,839
Less: Gain on Sales of Securities	—	(48)	(30)	(750)	(1,503)
Adjusted Operating Revenue	$30,441	$30,035	$25,797	$114,068	$92,300
Efficiency Ratio	40.8%	43.9%	59.0%	42.0%	49.0%

Adjusted Efficiency Ratio
Noninterest Expense	$12,459	$13,236	$15,258	$48,095	$45,387
Less: Amortization of Tax Credit Investments	(152)	(152)	(146)	(562)	(738)
Less: Debt Prepayment Fees	—	(582)	(5,613)	(582)	(7,043)
Less: Amortization of Intangible Assets	(48)	(48)	(48)	(191)	(191)
Adjusted Noninterest Expense	$12,259	$12,454	$9,451	$46,760	$37,415
Net Interest Income	$29,153	$28,673	$24,841	$109,509	$87,964
Noninterest Income	1,288	1,410	986	5,309	5,839
Less: Gain on Sales of Securities	—	(48)	(30)	(750)	(1,503)
Adjusted Operating Revenue	$30,441	$30,035	$25,797	$114,068	$92,300
Adjusted Efficiency Ratio	40.3%	41.5%	36.6%	41.0%	40.5%

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Adjusted Noninterest Expense to Average Assets (Annualized)
Noninterest Expense	$12,459	$13,236	$15,258	$48,095	$45,387
Less: Amortization of Tax Credit Investments	(152)	(152)	(146)	(562)	(738)
Less: Debt Prepayment Fees	—	(582)	(5,613)	(582)	(7,043)
Adjusted Noninterest Expense	$12,307	$12,502	$9,499	$46,951	$37,606

Average Assets	$3,403,270	$3,332,301	$2,816,032	$3,189,800	$2,617,579
Adjusted Noninterest Expense to Average Assets (Annualized)	1.43%	1.49%	1.34%	1.47%	1.44%

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	As of and for the Three Months Ended			As of and for the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Tangible Common Equity and Tangible Common Equity/Tangible Assets
Total Shareholders' Equity	$379,272	$367,803	$265,405
Less: Preferred Stock	(66,514)	(66,515)	—
Total Common Shareholders' Equity	312,758	301,288	265,405
Less: Intangible Assets	(3,105)	(3,153)	(3,296)
Tangible Common Equity	$309,653	$298,135	$262,109

Total Assets	$3,477,659	$3,389,125	$2,927,345
Less: Intangible Assets	(3,105)	(3,153)	(3,296)
Tangible Assets	$3,474,554	$3,385,972	$2,924,049
Tangible Common Equity/Tangible Assets	8.91%	8.81%	8.96%

Tangible Book Value Per Share
Book Value Per Common Share	$11.09	$10.73	$9.43
Less: Effects of Intangible Assets	(0.11)	(0.11)	(0.12)
Tangible Book Value Per Common Share	$10.98	$10.62	$9.31

Return on Average Tangible Common Equity
Net Income Available to Common Shareholders	$11,343	$11,509	$4,979	$44,516	$27,194

Average Shareholders' Equity	$374,035	$330,604	$265,716	$316,237	$258,736
Less: Average Preferred Stock	(66,515)	(32,332)	—	(24,915)	—
Average Common Equity	307,520	298,272	265,716	291,322	258,736
Less: Effects of Average Intangible Assets	(3,132)	(3,180)	(3,323)	(3,204)	(3,395)
Average Tangible Common Equity	$304,388	$295,092	$262,393	$288,118	$255,341
Return on Average Tangible Common Equity	14.78%	15.47%	7.55%	15.45%	10.65%

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Tangible Common Equity
Total Shareholders' Equity	$379,272	$367,803	$290,830	$279,171	$265,405
Less: Preferred Stock	(66,514)	(66,515)	—	—	—
Common Shareholders' Equity	312,758	301,288	290,830	279,171	265,405
Less: Intangible Assets	(3,105)	(3,153)	(3,200)	(3,248)	(3,296)
Tangible Common Equity	$309,653	$298,135	$287,630	$275,923	$262,109

	As of and for the Three Months Ended			As of and for the Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Adjusted Diluted Earnings Per Common Share
Net Income Available to Common Shareholders	$11,343	$11,509	$4,979	$44,516	$27,194
Add: Debt Prepayment Fees	—	582	5,613	582	7,043
Less: Tax Impact	—	(151)	(1,336)	(151)	(1,676)
Net Income, Excluding Impact of Debt Prepayment Fees	$11,343	$11,940	$9,256	$44,947	$32,561

Diluted Weighted Average Shares Outstanding	29,038,785	29,110,547	28,823,384	28,968,286	29,170,220
Adjusted Diluted Earnings Per Common Share	$0.39	$0.41	$0.32	$1.55	$1.12